Exhibit 99.1

American Shared Hospital Services Reports First Quarter 2025 Financial Results

Reports 17% Year over Year First Quarter Revenue Growth

Conference Call Scheduled for 12:00 PM ET Today

SAN FRANCISCO, CA, May 15, 2025 – American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of stereotactic radiosurgery equipment and advanced radiation therapy cancer treatment services through its leasing and direct patient care services segments, today announced financial results for the first quarter ended March 31, 2025.

Key Financial Highlights

-	Q1 2025 Revenue Increased 17% Compared to Q1 2024 Driven by Strategic Expansion and Operational Strength
-	Q1 2025 Direct Patient Services Revenue Increased 224% Compared to Q1 2024 Due to the Acquisition of Rhode Island Centers and new Puebla, Mexico Facility

Ray Stachowiak, Executive Chairman of American Shared Hospital Services, stated: “Our first quarter of 2025 was highlighted by double digit revenue growth stemming from the strength of our business model while mitigating lower treatment volumes and some seasonality. Additionally, I am happy to report that we have already begun to see an increase in treatment volumes in April and expect to see further recovery into the back half of this year. Our long-term vision remains strong, and we are on a path of sustained success.”

Mr. Stachowiak continued, “We are very pleased with our successful acquisition of the Rhode Island radiation therapy treatment centers and the opening of our Puebla, Mexico facility. We are looking forward to further long-term growth from the new Esprit installed in Guadalajara, Mexico that is expected to startup in late 2025 and from our recent Certificate of Need approvals for the first radiation therapy treatment center in Bristol, Rhode Island and a proton beam radiation therapy treatment center in Johnston, Rhode Island, which will further expand our Rhode Island footprint. We are also exploring additional tuck in acquisition opportunities and are anticipating closing on one this fiscal year. These new business development opportunities will drive continued business growth and together with our focus on improved operational efficiencies and cost controls, positions us well for future profitability.”

Gary Delanois, Chief Executive Officer, added: “Despite treatment volume declines in the overall business this past quarter, we continue to see positive momentum building as our growth strategy takes hold and we focus beyond our traditional leasing model to a direct provider of radiation therapy treatment services to cancer patients. The growth of our linear accelerator business is an excellent example of our diversification strategy where we reported $2.4 million in revenue for Q1 2025 compared to zero in Q1 2024.”

Mr. Delanois continued, “Cancer treatment volumes can ebb and flow due to changes in such factors as diagnoses mix, patient staging, referring physician consults and physician staffing. We remain focused on expanding our business model, increasing patient volumes, which we have started to see in April, operational enhancements, and we are well positioned for robust long-term growth. We also continue to focus on targeted strategic initiatives to further improve efficiency, reduce operating costs and maximize profitability across our expanding network. Our new business development pipeline, strong balance sheet, and focus on innovation ensures that we are well positioned for our next phase of growth.”

Financial Results for the Three Months Ended March 31, 2025

For the three months ended March 31, 2025, revenue increased 17% to $6.1 million compared to $5.2 million in the prior year period, driven by expanded radiation therapy services.

Revenue from the Company’s direct patient services segment was $3.1 million, an increase of 224% from the same period in the prior year, primarily due to revenue generated by the Rhode Island acquisition and the new facility in Puebla, Mexico.

Revenue from the medical equipment leasing segment, was $3.0 million compared to $4.3 million in the prior year quarter due to lower Gamma Knife volumes, driven by the expiration of two customer contracts, downtime for equipment upgrade at one customer, and lower PBRT volumes. Total proton beam radiation therapy revenue decreased to $1.6 million, from $2.6 million in the prior year quarter driven by lower volumes due to normal, cyclical fluctuations.

Radiation therapy revenue was $2.4 million for Q1 2025 compared to $0 in Q1 2024 driven by the acquisition of the Rhode Island radiation therapy facilities and the launch of operations in Puebla, Mexico.

Gross margin in Q1 2025 was $942,000, compared to $2.1 million from Q1 2024 primarily due to lower treatment volumes.

Net loss attributable to American Shared Hospital Services for Q1 2025 was $625,000 or $0.10 per share, compared to net income of $119,000 or $0.02 per diluted share for Q1 2024.

Adjusted EBITDA was $0.9 million for Q1 2025, compared to $1.7 million in Q1 2024.

Balance Sheet Highlights

At March 31, 2025: Cash, cash equivalents, and restricted cash totaled $11.5 million, compared to $11.3 million at December 31, 2024.

American Shared Hospital Services’ shareholders' equity (excluding non-controlling interests) was $24.6 million or $3.82 per outstanding share, compared to $25.2 or $3.92 per outstanding share at December 31, 2024.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (AMS) is a leading provider of turnkey solutions to cancer treatment centers, health systems, and cancer networks in North and South America. The Company works closely with its partners to develop and grow their cancer service lines and provide integrated cancer care to patients in a convenient local setting close to home. For centers under health system partnerships, the Company and its health system partners share in the capital investment cost and profitability of the operations based on their respective ownership interests. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and direct patient care services business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy and direct patient care services businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and direct patient care services businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, interest income, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization expense, and stock-based compensation expense.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts

American Shared Hospital Services
Ray Stachowiak, Executive Chairman
rstachowiak@ashs.com

Investor Relations

Kirin Smith, President
PCG Advisory, Inc.
ksmith@pcgadvisory.com

American Shared Hospital Services
Condensed Consolidated Statements of Operations

	Summary of Operations Data
	(Unaudited)

	Three months ended March 31,

	2025	2024
Revenues	$6,112,000	$5,216,000
Costs of revenue	5,170,000	3,073,000
Gross margin	942,000	2,143,000
Selling and administrative expense	1,808,000	1,879,000
Interest expense	433,000	349,000
Operating loss	(1,299,000)	(85,000)
Interest and other income, net	64,000	106,000
(Loss) income before income taxes	(1,235,000)	21,000
Income tax benefit	(323,000)	(44,000)
Net (loss) income	(912,000)	65,000
Plus: Net loss attributable to non-controlling interest	287,000	54,000
Net (loss) income attributable to American Shared Hospital Services	$(625,000)	$119,000

(Loss) earnings per common share:
Basic	$(0.10)	$0.02
Diluted	$(0.10)	$0.02

Weighted Average Shares Outstanding:
Basic	6,572,000	6,452,000
Diluted	6,572,000	6,576,000

American Shared Hospital Services
Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	3/31/2025	12/31/2024
Cash, cash equivalents, and restricted cash	$11,491,000	$11,275,000
Current assets	$23,742,000	$26,258,000
Total assets	$63,311,000	$60,197,000

Current liabilities	$12,710,000	$10,405,000
Shareholders' equity, excluding non-controlling interests	$24,647,000	$25,183,000

Outstanding shares	6,450,000	6,420,000

Adjusted EBITDA

		Reconciliation of GAAP to Non-GAAP Adjusted Results
		(Unaudited)

		Three months ended March 31,
		2025	2024
Net (loss) income attributable to American Shared Hospital Services		$(625,000)	$119,000
Plus (less):	Income tax benefit	(323,000)	(44,000)
	Interest expense	433,000	349,000
	Interest income	(74,000)	(111,000)
	Depreciation and amortization expense	1,449,000	1,334,000
	Stock-based compensation expense	89,000	98,000
Adjusted EBITDA		$949,000	$1,745,000